S&P

Capital IQ	Press Release

Potash America, Inc. Information to be available through S&P Capital IQ’s Corporation Records Program

Reno, NV. - April 24, 2012 - Potash America, Inc (OTCBB: PTAM) The ”Company” announced today that its corporate information would be made available via S&P Capital IQ’s Corporation Records Listing Program. As part of the program, a full description of Potash America, Inc. will be published in the Daily News Section of S&P Capital IQ’s Corporation Records, a recognized securities manual for secondary trading in up to 38 States under the Blue Sky Laws. S&P Capital IQ’s Corporation Records is available in print, CD-ROM, and via the web at www.netadvantage.standardandpoors.com as well as through numerous electronic vendors.

The corporate information about Potash America, Inc. to made available through this program includes an in-depth description of the Potash America, Inc’s business operations, share price, dividend history, shares outstanding, the Company’s  financial position, earnings, and full income statement and balance sheet.

About Potash America, Inc

Potash America, Inc is a mineral mining company based in Reno, Nevada. The Company’s Sodaville, Nevada deposit contains the valuable unique mineral calcium-montmorillonite (clay). The Company is exploring the deposit for size and homogeneity and the varied commercial uses of the mineral.

About S&P Capital IQ

S&P Capital IQ, a brand of the McGraw-Hill Companies (NYSE: MHP), is a leading provider of multi-asset class data, research and analytics to institutional investors, investment advisors and wealth managers around the world. S&P Capital IQ provides a broad suite of capabilities designed to help track performance, generate alpha, identify new trading and investment ideas, and perform risk analysis and mitigation strategies. Through leading desktop solutions such as Capital IQ, Global Credit Portal and MarketScope Advisor desktops; enterprise solutions such as S&P Securities Evaluations, Global Data Solutions, and Compustat; and research offerings including Leveraged Commentary & Data, Global Market Intelligence, and company and fund research, S&P Capital IQ sharpens financial intelligence into wisdom today’s investors need. Company Information distributed through the Corporation Records Program is based upon information that S&P Capital IQ considers to be reliable, but neither S&P Capital IQ nor its affiliates warrant its completeness or accuracy, and it should not be relied upon as such.  This material is not intended as an offer or solicitation for the purpose or sale of any security or other financial instrument.

Contact:

Potash America, Inc
Teresa Schaffer, Shareholder/Public Relations
Tel: 1-877-745-3680
Email: info@potashamerica.com

S&P Capital IQ Customer Contact:
Richard Albanese
212 438-3647
richard_albanese@standardandpoors.com

Michael Privitera
212 438-6679
michael_privitera@standardandpoors.com